Exhibit 21.1

                                  Subsidiaries

                                       Jurisdiction of                Percentage
Name                                    Incorporation                 Ownership
----                                    -------------                 ---------
China Northern Pharmacy                British Virgin Islands         100% (Direct)
  Holding Group Limited (CNPH)

China Northern Pharmacy                Hong Kong                      100% (Indirect)
 Holding Group Limited in Hong Kong

Tonghua Huachen Herbal Planting        Peoples's Republic of China    100% (Indirect)
 Company Limited

Tonghua Shengantang Medical &          Peoples's Republic of China    100% (Indirect)
 Pharmacy Company Limited

Tonghua Huachen Pharmaceutical         Peoples's Republic of China    100% (Indirect)
 Company Limited

Yunnan Silin Pharmaceutical            Peoples's Republic of China    100% (Indirect)
  Company Limited